Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-174393 and 333-162407) of Select Medical Holdings Corporation of our report dated March 16, 2015 relating to the financial statements of Concentra Business of Humana Inc., which appears in this Current Report on Form 8-K/A of Select Medical Holdings Corporation.

/s/ PricewaterhouseCoopers LLP
Louisville, KY
August 14, 2015